UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012 (October 7, 2011)

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Divestiture of real property by limited liability company:

On February 3, 2012, Canyon Healthcare Properties, a limited liability company (“LLC”) in which Universal Health Realty Income Trust (the “Trust”) owned a 95% noncontrolling ownership interest, completed the divestiture as provided for in the previously disclosed Purchase and Sale Agreement (the “Agreement”), dated as of October 7, 2011, with Ventas Healthcare Properties, Inc., a wholly-owned subsidiary of Ventas, Inc. Pursuant to the terms of the Agreement, the LLC sold all of the real property of Canyon Springs Medical Plaza, together with the related leases, rents, personal property, intangible property and accepted service contracts. As partial consideration for the transaction, the buyer has assumed an existing third-party mortgage related to this property.

Acquisition of medical office building:

On December 28, 2011, as part of planned like-kind exchange pursuant to Section 1031 of the Internal Revenue Code and utilizing a qualified third-party intermediary, the Trust purchased the Emory at Dunwoody Building, a medical office building located in Atlanta, Georgia. This single-tenant building has 20,366 rentable square feet and is fully occupied pursuant to a lease that is scheduled to expire in June, 2025.

The above-mentioned divestiture and acquisition generated approximately $3 million of net cash proceeds on the Trust’s behalf, net of closing costs and the minority members’ share of the divestiture proceeds. The divestiture transaction resulted in a gain on divestiture which will be included in the Trust’s consolidated statements of income for the quarter ended March 31, 2012.

With the completion of these two transactions, the Trust has completed all of its intended divestitures and acquisitions as previously disclosed in its Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011 and in its Current Reports on Form 8-K as filed on July 28, 2011, October 12, 2011, December 12, 2011, December 21, 2011 and January 25, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Charles F. Boyle

Name:	Charles F. Boyle
Title:	Vice President and Chief Financial Officer

Date: February 6, 2012